===============================================================================

                           ASSET PURCHASE AGREEMENT

                                 by and among

                  FAVORITE BRANDS INTERNATIONAL HOLDING CORP.
                      FAVORITE BRANDS INTERNATIONAL, INC.
                        SATHER TRUCKING CORPORATION and
                                 TROLLI, INC.,

                                  as Sellers

                                      and

                                NABISCO, INC.,
                          NABISCO BRANDS COMPANY and
                          NABISCO TECHNOLOGY COMPANY,

                                 as Purchasers



                        Dated as of September 28, 1999

===============================================================================

                               TABLE OF CONTENTS

                            ----------------------

                                   ARTICLE 1
                          PURCHASE AND SALE OF ASSETS

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                                                                        ----
Section 1.01.   Acquired Assets.........................................  2
Section 1.02.   Excluded Assets.........................................  3
Section 1.03.   Cure Costs..............................................  3
Section 1.04.   Assumed Liabilities.....................................  3
Section 1.05.   Excluded Liabilities....................................  3
Section 1.06.   Purchase Price..........................................  4
Section 1.07.   Good Faith Deposit......................................  5
Section 1.08.   Closing Balance Sheet...................................  5
Section 1.09.   Post-Closing Adjustment of Purchase Price...............  7
Section 1.10.   Transition Matters......................................  7
Section 1.11.   Release.................................................  8

                                    ARTICLE 2
                                   THE CLOSING

Section 2.01.   Closing.................................................  8
Section 2.02.   Deliveries at Closing...................................  8

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Section 3.01.   Organization............................................  9
Section 3.02.   Authority Relative to this Agreement....................  9
Section 3.03.   Consents and Approvals..................................  9
Section 3.04.   Financial Statements.................................... 10
Section 3.05.   Certain Assets.......................................... 10
Section 3.06.   Brokers................................................. 11
Section 3.07.   Material Contracts...................................... 11
Section 3.08.   Intellectual Property................................... 12
Section 3.09.   Required and Other Consents............................. 13
Section 3.10.   Absence of Certain Changes.............................. 13
Section 3.11.   Litigation and Proceedings.............................. 14
Section 3.12.   Compliance with Laws and Court Orders................... 14
Section 3.13.   Products................................................ 14
Section 3.14.   Inventories............................................. 14
Section 3.15.   Receivables............................................. 14
Section 3.16.   Environmental Compliance................................ 15

                                                                        Page
                                                                        ----
Section 3.17.   Conduct of Activities................................... 15
Section 3.18.   No Material Liabilities................................. 15

                                    ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Section 4.01.   Organization............................................ 16
Section 4.02.   Authority Relative to this Agreement.................... 16
Section 4.03.   Consents and Approvals.................................. 16
Section 4.04.   No Violations........................................... 17
Section 4.05.   Brokers................................................. 17
Section 4.06.   Financing............................................... 17

                                    ARTICLE 5
                                    COVENANTS

Section 5.01.   Notice of the Section 363/365 Motion and
                Section 363/365 Order................................... 17
Section 5.02.   Access and Information.................................. 18
Section 5.03.   Books and Records....................................... 18
Section 5.04.   Seven-Day Notice........................................ 19
Section 5.05.   Additional Matters...................................... 19
Section 5.06.   Further Assurances...................................... 20
Section 5.07.   Employees and Benefit Programs.......................... 20
Section 5.08.   Public Announcements.................................... 27
Section 5.09.   Conduct of the Business................................. 28
Section 5.10.   Notices of Certain Events............................... 29
Section 5.11.   No-shop Clause.......................................... 29
Section 5.12.   Bankruptcy Court Approval of Interim Order.............. 29
Section 5.13.   Name Changes............................................ 31
Section 5.14.   Permits................................................. 31
Section 5.15.   State Environmental Transfer Statutes................... 32
Section 5.16.   Bidding Procedures...................................... 32

                                    ARTICLE 6
                              CONDITIONS PRECEDENT

Section 6.01.   Conditions Precedent to Obligation of the
                Sellers and the Purchasers.............................. 32
Section 6.02.   Conditions Precedent to Obligation of the Sellers....... 32
Section 6.03.   Conditions Precedent to Obligation of the Purchasers.... 33

                                   ARTICLE 7
                       TERMINATION, AMENDMENT AND WAIVER
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
                                                                        Page
                                                                        ----
Section 7.01.   Termination............................................. 33
Section 7.02.   Effect of Termination................................... 35

                                   ARTICLE 8
                              GENERAL PROVISIONS

Section 8.01.   Survival of Representations, Warranties, and Agreements. 36
Section 8.02.   Indemnity............................................... 36
Section 8.03.   Transfer Taxes.......................................... 36
Section 8.04.   Notices................................................. 36
Section 8.05.   Descriptive Headings; Certain Terms..................... 38
Section 8.06.   Entire Agreement, Assignment............................ 38
Section 8.07.   Governing Law........................................... 38
Section 8.08.   Expenses................................................ 38
Section 8.09.   Amendment............................................... 38
Section 8.10.   Waiver.................................................. 38
Section 8.11.   Counterparts; Effectiveness............................. 39
Section 8.12.   Severability; Validity; Parties of Interest............. 39
Section 8.13.   Bulk Sales.............................................. 39
Section 8.14.   All Obligations Joint and Several....................... 39

                                   ARTICLE 9
                                  DEFINITIONS

Section 9.01.   Defined Terms........................................... 39

                                  ARTICLE 10
                                  TAX MATTERS

Section 10.01.   Tax Definitions........................................ 43
Section 10.02.   Tax Matters............................................ 43
Section 10.03.   Tax Cooperation........................................ 44

                                   SCHEDULES
                                   ---------

Schedule 1.02          -  Excluded Assets
Schedule 3.05(a)       -  Real Property (Owned) and Real Property (Leased)
Schedule 3.05(c)       -  Leases
Schedule 3.07(a)       -  Material Contracts
Schedule 3.07(b)       -  Material Contracts
Schedule 3.08(a)       -  Business Intellectual Property
Schedule 3.08(b)       -  Intellectual Property Licences
Schedule 3.08(c)       -  Intellectual Property Litigation and Claims
Schedule 3.10          -  Absence of Certain Changes
Schedule 3.11          -  Litigation and Proceedings
Schedule 3.16(a)       -  Environmental Reports
Schedule 3.16(b)       -  New Jersey or Connecticut Real Property
Schedule 5.07(a)       -  Retained Employees
Schedule 5.07(b)(i)    -  Benefit Arrangements
Schedule 5.07(b)(vi)   -  Employee Benefits
Schedule 5.07(b)(viii) -  Transferred Employee Benefits
Schedule 5.07(b)(ix)   -  Transferred Employee Deductions
Schedule 5.07(c)(i)    -  Certain Employees


                                   EXHIBITS
                                   --------

Exhibit A - Example of Working Capital Calculation
Exhibit B - Form of Transition Services Agreement
Exhibit C - Form of Interim Order
Exhibit D - Form of 363/365 Order
Exhibit E - Bidding Procedures

                           ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT, dated as of September 28, 1999 (the "Agreement"), is made by and among Favorite Brands International Holding Corp., a Delaware corporation, Favorite Brands International, Inc., a Delaware corporation, Sather Trucking Corporation, a Delaware corporation and Trolli, Inc., a Delaware corporation (collectively, the "Sellers"), and Nabisco, Inc., a New Jersey corporation, Nabisco Brands Company, a Delaware corporation, and Nabisco Technology Company, a Delaware corporation (collectively, the "Purchasers"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article 9.

     WHEREAS, the Sellers are engaged in the business of developing, manufacturing, marketing, selling and delivering candy and confectionary products (collectively, the "Business");

     WHEREAS, the Sellers sought relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") by filing a case (the "Chapter 11 Case") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court");

     WHEREAS, the Purchasers desire to purchase the assets of each of the Sellers related to the Business and assume certain liabilities from the Sellers, and the Sellers desire to sell, convey, assign and transfer to the Purchasers, substantially all of the assets and properties related to the Business together with certain obligations and liabilities relating thereto, all in the manner and subject to the terms and conditions set forth herein and in accordance with Sections 363 and 365 and other applicable provisions of the Bankruptcy Code; and

     WHEREAS, the Acquired Assets will be sold pursuant to an order of the Bankruptcy Court approving such sale under Section 363 of the Bankruptcy Code, and such sale will include the assumption and assignment of certain executory contracts and unexpired leases and liabilities thereunder under Section 365 of the Bankruptcy Code and the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1

                          PURCHASE AND SALE OF ASSETS

     Section 1.01.  Acquired Assets.

          (a) Section 363 Assigned Assets. Pursuant to Section 363 of the Bankruptcy Code and on the terms and subject to the conditions precedent set forth in Article 6 of this Agreement, at the Closing the Sellers shall sell, assign, transfer, convey, and deliver to the Purchasers, and the Purchasers shall purchase and accept from the Sellers, all of the Sellers' rights, title, and interests in, to and under all of the assets, property, rights and claims of the Sellers related to the Business, of every kind and description, wherever located, real, personal or mixed, whether tangible or intangible, owned, held or used in the conduct of the Business by the Sellers as the same shall exist on the Closing Date, including all such assets shown on the Balance Sheet which have not been subsequently disposed of in the ordinary course of business, and all such assets of the Business thereafter acquired by the Sellers (collectively, the "Section 363 Assigned Assets"); provided that the Section 363 Assigned Assets shall not include any executory contracts or unexpired leases, which are dealt with exclusively in Section 101(b) nor shall they include the Excluded Assets as provided in Section 1.02.

          (b) Section 365 Assumed Rights. Pursuant to Section 365 of the Bankruptcy Code, at the Closing the Sellers shall assume and assign to the Purchasers, and the Purchasers shall accept from the Sellers, all of the Sellers' rights under and title and interest in (1) all of Sellers' executory contacts and unexpired leases listed on Schedule 3.07(a) but excluding such contracts and leases listed on Schedule 3.07(a) that have been marked with an asterisk ("*"); (2) all of Sellers' other executory contracts and unexpired leases entered into in the ordinary course prior to the date hereof which are not within the scope of the definition of Material Contract; and (3) all of Sellers' executory contracts and unexpired leases entered into in the ordinary course after the date hereof and not in contravention of Section 5.09 (collectively, the "Section 365 Assumed Rights"). The executory contracts listed on Schedule 3.07 that have been marked with an asterisk ("*") and any other executory contracts or leases not included as Section 365 Assumed Rights are referred to herein as the "Excluded Contracts."

          (c) Intellectual Property Rights. The assets so transferred shall, pursuant to Sections 363 and 365 of the Bankruptcy Code, include all rights, title and interest in, to and under all Intellectual Property, in each case owned or licensed by the Sellers and used or held or held for use in the Business, including the items listed in Schedule 308(a).

     Section 1.02. Excluded Assets. Notwithstanding the foregoing, the Purchasers expressly understand and agree that (a) the assets and properties of the Sellers listed on Schedule 1.02 and (b) the Excluded Contracts (collectively, the "Excluded Assets") shall be excluded from the Acquired Assets.

     Section 1.03. Cure Costs. The Sellers shall take all necessary steps, including paying all necessary costs, to achieve cure and reinstatement of and the assumption and assignment of the Section 365 Assumed Rights.

     Section 1.04. Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchasers shall assume from the Sellers and thereafter pay, perform or discharge in accordance with their terms (a) all of the liabilities and obligations of the Sellers arising after March 30, 1999 in the ordinary course of business and reflected or required to be reflected on the Closing Balance Sheet, (b) all of the obligations and liabilities related to the Section 365 Assumed Rights, (c) all liabilities and obligations arising under Environmental Laws in connection with any Real Property included in the Acquired Assets; (provided that the Purchaser shall not assume any liabilities and obligations arising out of or relating to
(i) transportation of, arrangement for transportation of, disposal or arrangement for disposal of, Hazardous Substances or other materials prior to the Closing Date at any location other than the Real Property included in the Acquired Assets or (ii) any property or facility owned, leased or operated prior to the Closing Date by any Seller or otherwise relating to the operation of the Business that is not included in the Acquired Assets), (d) any obligation or liability for sales, use and property taxes attributable to the period beginning on or after March 31, 1999, (e) liabilities and obligations arising after March 30, 1999 related to product returns and product liability and product warranty claims and (f) the liabilities and obligations that Purchasers agree to perform or assume in Section 5.07. The Liabilities to be assumed pursuant to this Agreement shall be referred to herein as the "Assumed Liabilities."

     Section 1.05. Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing or commitment (written or oral) to the contrary, the Purchasers are assuming only the Assumed Liabilities and are not assuming any other liability or obligation of the Sellers (or any predecessors of the Sellers or any prior owners of all or part of their businesses and assets) of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of the Sellers (all such liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities"). Notwithstanding anything to the contrary in Section 1.04, none of the following shall be Assumed Liabilities for the purposes of this Agreement:

          (a) any liability or obligation under any Environmental Laws that is not an Assumed Liability;

          (b) any liability or obligation related to a Retained Employee;

          (c) any liability or obligation for Designated Chapter 11 Costs and any contracts related thereto;

          (d) any liability or obligation for indebtedness for borrowed money or evidenced by bonds or notes (including accrued interest and fees with respect thereto);

          (e) any liability or obligation for (i) any Tax imposed by the Code,
     (ii) any foreign, state or local income or franchise Tax, (iii) any Tax as a result of having been a member of an affiliated, consolidated, combined or unitary group and (iv) any Tax described in clause (2) of the definition of Tax;

          (f) (i) one-half of the amounts payable to the Post-Closing Employees pursuant to the Approved Employee Orders and (ii) $165,000 payable to Tom Polke in connection with the sale of the General Line Candy business; and

          (g) any liability or obligation relating to an Excluded Asset.

     Section 1.06. Purchase Price.

          (a) In consideration for the Acquired Assets, the Purchasers shall pay to the Sellers at the Closing an aggregate of $475,000,000 in cash (the "Purchase Price") less the Good Faith Deposit and any interest credited thereon, by wire transfer. The Purchase Price shall be paid as provided in
     Section 202(b) and shall be subject to post-closing adjustment as provided in Section 109.

          (b) The Purchase Price (plus Assumed Liabilities to the extent properly taken into account under Section 1060 of the Code) shall be allocated among the Acquired Assets acquired by each of the Purchasers as agreed upon by the Purchasers and the Sellers after the Closing. The Purchasers and the Sellers agree to be bound by such allocation and to file, according to Section 1060 of the Code, all returns and reports with respect to the transactions contemplated by this Agreement, including, but not limited to, all federal, state and local tax returns on the basis of such allocation. If an adjustment is made with respect to the Purchase Price pursuant to Section 1.09, the allocation shall be adjusted in accordance with Section 1060 of the Code and as agreed by the Purchasers and the Sellers. The Purchasers and the Sellers agree to file any additional information return required to be filed pursuant to Section 1060 of the Code and to treat the adjusted allocation in the manner described above.

     Section 1.07. Good Faith Deposit. Within seven days of the execution of the Agreement, the Purchasers shall deliver to the Sellers a wire transfer payable to the order of an escrow agent to be jointly selected by Purchasers and Sellers (the "Escrow Agent"), in the amount of $5,000,000 (the "Good Faith Deposit"). The Escrow Agent will hold the money pursuant to a customary escrow agreement in form and substance reasonably satisfactory to the Purchasers and Sellers. The Good Faith Deposit will be invested as the Purchasers may direct consistent with Sellers' investment guidelines as approved by the Bankruptcy Court. The Good Faith Deposit may be retained by the Sellers only in two circumstances: (a) at the Closing as a credit against the Purchase Price or (b) if this Agreement is terminated pursuant to Section 7.01(ix). In all other circumstances, the Good Faith Deposit shall be returned to the Purchasers promptly after termination of this Agreement.

     Section 1.08. Closing Balance Sheet. (a) As promptly as practicable, but no later than 45 days, after the Closing Date, Sellers will cause to be prepared and delivered to Purchasers the Closing Balance Sheet, together with a review report from Arthur Andersen certifying that the Closing Balance Sheet has been prepared in accordance with the terms of this Agreement, and a schedule based on such Closing Balance Sheet setting forth Sellers' calculation of Closing Working Capital. The Closing Balance Sheet ("Closing Balance Sheet") shall (a) fairly present in all material respects the consolidated financial position of the Business as at the close of business on the Closing Date in accordance with United States generally accepted accounting principles ("GAAP") applied on a basis consistent with those used in the preparation of the Balance Sheet (but shall not include the footnotes and other disclosures normally required by
GAAP), (b) include line items substantially consistent with those in the Balance Sheet, (c) be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Balance Sheet (including calculating reserves in accordance with the same methodology used to calculate such reserves in preparation of the Balance Sheet), (d) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated hereby, (e) not give effect to the transactions contemplated by this Agreement, and (f) exclude, in all cases, the effect (including the Tax effect) of any act, decision, event or transaction after the Closing not in the ordinary course of business consistent with past practices of the Sellers or any subsidiary and excluding any provision for deferred income tax assets or liabilities. "Working Capital" means the excess of the current portion of the Acquired Assets over the current portion of the Assumed Liabilities. "Closing Working Capital" means the Working Capital as reflected on the Closing Balance Sheet.

     (b) If Purchasers disagree with Sellers' calculation of Closing Working Capital delivered pursuant to Section 1.08(a), Purchasers may, within 30 days after delivery of the documents referred to in Section 1.08(a), deliver a notice to Sellers disagreeing with such calculation and setting forth Purchasers' calculation of such amount. Any such notice shall be accompanied by a report from Deloitte & Touche specifying those items or amounts as to which Purchasers disagree. Any such notice of disagreement shall specify those items or amounts as to which Purchasers disagree, and Purchasers shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the calculation of Closing Working Capital delivered pursuant to Section 1.08(a).

     (c) If a notice of disagreement shall be delivered pursuant to Section 1.08(b), Purchasers and Sellers shall, during the 15 days following such delivery, use their best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital. If, during such period, Purchasers and Sellers are unable to reach such agreement, they shall promptly thereafter cause KPMG Peat Marwick, to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital. In making such calculation, KPMG Peat Marwick shall consider only those items or amounts in the Closing Balance Sheet or Sellers' calculation of Closing Working Capital as to which Purchasers have disagreed. KPMG Peat Marwick shall deliver to Purchasers and Sellers, within 30 days of being engaged, a report setting forth such calculation. Such report shall be final and binding upon Purchasers and Sellers. The cost of such review and report shall be borne by Sellers if the difference between Final Working Capital and Sellers' calculation of Closing Working Capital delivered pursuant to
Section 1.08(a) is greater than the difference between Final Working Capital and Purchasers' calculation of Closing Working Capital delivered pursuant to Section 1.08(b), by Purchasers if the first such difference is less than the second such difference and otherwise equally by Purchasers and Sellers.

     (d) Purchasers and Sellers agree that they will, and agree to cause their respective employees and independent accountants to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Working Capital and in the conduct of the audits, reviews and negotiations referred to in this Section, including without limitation, making available their books, records, work papers and personnel. The Sellers shall be entitled to use the Post-Closing Employees, and the Purchasers and Sellers shall be entitled to review and have access to the books, records, work papers and personnel relating to the Business, in connection with the preparation, reviews, audits, negotiations and other related activities referred to in this Section 1.08.

     Section 1.09. Post-Closing Adjustment of Purchase Price. (a) If Base Working Capital exceeds Final Working Capital, Sellers shall pay to Purchasers, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 109(b), the sum of (i) the excess, if any, of $63 million over Final Working Capital plus (ii) 35% of the excess, if any, of $74 million over the greater of $63 million and Final Working Capital. If Final Working Capital exceeds Base Working Capital, Purchasers shall pay to Seller, in the manner and with interest as provided in Section 109(b), the sum of (i) the excess, if any, of Final Working Capital over $90 million plus (ii) 20% of the excess, if any, of the lesser of Final Working Capital and $90 million over $74 million. "Base Working Capital" means $74 million. "Final Working Capital" means Closing Working Capital as shown in Sellers' calculation delivered pursuant to
Section 108(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 108(b); or if such a notice of disagreement is delivered, as agreed by Purchasers and Sellers pursuant to Section 108(c) or in the absence of such agreement, as shown in the independent accountant's calculation delivered pursuant to Section 108(c). Set forth on Exhibit A are sample calculations of the purchase price adjustments that would be payable based on various amounts of Final Working Capital.

     (b) Any payment pursuant to Section 109(a) shall be made at a mutually convenient time and place within 10 days after the Final Working Capital has been determined by delivery by Purchasers or Sellers, as the case may be, by wire transfer in immediately available funds to such account of such other party as may be designated by such other party; provided that (1) any payment by Sellers pursuant to Section 1.09(a) shall be paid to Purchasers from the funds escrowed pursuant to Section 2.02(b), and (2) to the extent such escrowed funds are insufficient to satisfy the entire amount owing to Purchasers pursuant to
Section 1.09(a), then Sellers promptly shall deliver to Purchasers the remaining balance in immediately available funds by wire transfer to an account of Purchasers designated by Purchasers. The amount of any payment to be made pursuant to this Section shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to 8%. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

     Section 1.10. Transition Matters. On the Closing Date, the parties shall execute an agreement (the "Transition Services Agreement"), substantially in the form attached hereto as Exhibit B.

     Section 1.11. Release. On the Closing Date, the Purchasers shall release the Sellers' officers, directors, shareholders and Retained Employees from any and all claims, actions, causes of action and liabilities of any type related to actions taken or omitted by such persons in such capacities, (whether known or unknown, whether disputed or undisputed, whether fixed or contingent, whether liquidated or unliquidated) other than claims related solely to this Agreement or the transactions contemplated hereby. On the Closing Date, the Purchasers shall release the Sellers from any and all claims, actions, causes of action and liabilities of any type, whether known or unknown, whether disputed or undisputed, whether fixed or contingent, whether liquidated or unliquidated related to Nabisco, Inc. and Nabisco Brands Company v. Trolli, Inc. and Mederer Corporation (Civil Action No. 97 CIV 4139 (S.D.N.Y.), J. Chin) (the "Nabisco Claim"). Nothing herein shall release Sellers from (a) any claims that Purchasers may have against Sellers for a breach of this Agreement or the transactions contemplated hereby or (b) any claims that Purchasers may have against Sellers as a result of being legally required to pay Excluded Liabilities, provided that such claims must be made by Purchaser at least five
(5) business days prior to confirmation of the Sellers' Plan of Reorganization. Except for the Nabisco Claim, the Purchasers represent that, to the knowledge of the General Counsel of Nabisco, Inc., they do not intend to file a claim in the Chapter 11 Case prior to the bar date order.

                                   ARTICLE 2

                                  THE CLOSING

     Section 2.01. Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom (Illinois) located at 333 West Wacker Drive, Suite 2100, Chicago, Illinois 60606 at 10:00 a.m. on (a) within three business days after the conditions set forth in Article 6 shall have been satisfied or waived or (b) at such other time, date and place as shall be fixed by agreement among the parties (the date of the Closing being herein referred to as the "Closing Date").

     Section 2.02. Deliveries at Closing.

          (a) At the Closing, the Sellers shall deliver to the Purchasers (1) such deeds, bills of sale, assignments of leases and contracts, and any other instruments of conveyance (collectively, the "Conveyance Documents") that are necessary or appropriate to effectuate the transfer of the Acquired Assets to the Purchasers, and (2) such other documents, instruments or certificates as the Purchasers or their counsel may reasonably request.

          (b) At the Closing, the Purchasers shall deliver to the Sellers (1) such duly executed instruments as are deemed necessary or appropriate to effectuate the assumption of the Assumed Liabilities by the Purchasers; (2) such other documents, instruments or certificates required to be delivered as a condition precedent to the Seller's obligations under this Agreement, or as the Sellers or their counsel may reasonably request; (3) $465,000,000 less the Good Faith Deposit, including interest credited thereon in accordance with Section 107; and (4) $10,000,000 by wire transfer for deposit pursuant to an escrow agreement which shall (i) be in form and substance reasonably satisfactory to Purchasers and Sellers; and (ii) provide that such funds shall be used to satisfy Sellers' obligations, if any, pursuant to Section 1.09 of this Agreement, and for no other purpose.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     The Sellers jointly and severally represent and warrant to the Purchasers as follows:

     Section 3.01. Organization. The Sellers are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation and have the corporate power and authority and all necessary governmental approvals to own, lease and operate their properties and to carry on their business, and are in good standing, in each jurisdiction where the operations of the Business require such qualification, except where the failure to have such authority or approvals or to be so qualified would not individually or in the aggregate have a Material Adverse Effect.

     Section 3.02. Authority Relative to this Agreement. The Sellers have the corporate power and authority to enter into this Agreement and to carry out their obligations hereunder. The execution, delivery and performance of this Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by the Sellers and (assuming this Agreement constitutes a valid and binding obligation of the Purchasers), will constitute a valid and binding obligation of the Sellers upon the entry of the Section 363/365 Order, except for the provisions of Section
7.02 hereof which shall become the binding obligation of the Sellers upon the entry of the Interim Order.

     Section 3.03. Consents and Approvals. No consent, approval, or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by the Sellers in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except (a) for consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court, (b) for consents, approvals or authorizations which may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (c) for consents, approvals, authorization, declarations, filings or registrations, which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 3.04. Financial Statements. The Sellers have heretofore delivered to the Purchasers financial statements (the "Financial Statements") for the fiscal year ended June 26, 1999. The Financial Statements fairly present in all material respects the financial condition, cash flows, changes in stockholders equity and results of operation of the Business as at the dates thereof and for the period then ending in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto).

     Section 3.05. Certain Assets.

          (a) Schedule 305(a) sets forth the street addresses of all real property used or held for use in the Business (the "Real Property"), which the Sellers own, lease, operate or sublease, specifying whether such Real Property is owned or leased and in the case of leases or subleases, the name of the lessor or sublessor.

          (b) The Sellers (i) own fee-simple title to the Real Property designated on Schedule 3.05(a) as being owned by the Sellers and (ii) have a valid leasehold interest in the Real Property designated on Schedule 3.05(a) as being leased by Sellers. The Sellers have good and valid title to, or a valid leasehold interest in, all material tangible personal property included in the Acquired Assets.

          (c) Except as described in Schedule 305(c), as of Closing all leases of Real Property or personal property will be valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease, any default or any event which with notice or lapse of time or both would constitute a default other than defaults caused solely by filing the Chapter 11 Case or defaults that will be cured pursuant to Section 1.03 of this Agreement.

          (d) Except for (i) the Excluded Assets and (ii) other nonmaterial assets owned by customers of the Sellers that are used by Sellers to produce product for such customers, the Acquired Assets constitute all of the property and assets used or held for use in the Business and are adequate to conduct the Business as currently conducted.

          (e) Upon consummation of the transactions contemplated hereby, the Purchasers will have acquired good title in and to, or a valid leasehold interest in, as applicable, each of the Acquired Assets, free and clear of all Liens other than Liens related to the Assumed Liabilities and Permitted Exceptions.

     Section 3.06. Brokers. No person is entitled to any brokerage, financial advisory or finder's fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers that would be payable by Purchasers.

     Section 3.07. Material Contracts.

          (a) Except as disclosed in Schedule 307(a) as of the date hereof, the Sellers are not a party to or bound by:

               (i) any (x) lease for real property or (y) lease for personal property requiring aggregate payments after Closing of $100,000 or more;

               (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that has a term of at least one year or that requires aggregate payments after Closing of $100,000 or more;

               (iii) any agreement that requires aggregate payments after Closing of $100,000 or more;

               (iv) any sales, distribution or other similar agreements not entered into in the ordinary course providing for the sale by the Sellers of materials, supplies, goods, services, equipment or other assets that requires aggregate payments after Closing of $100,000 or more;

               (v) any partnership, joint venture or other similar agreement or arrangement;

               (vi) any agency, dealer, sales representative, marketing or other similar agreement; or

               (vii) any agreement that limits the freedom of the Sellers to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Acquired Asset or which would so limit the freedom of the Purchasers after the Closing Date.

          The agreements and contracts required to be disclosed on Schedule 3.07(a) are referred to herein as the "Material Contracts". Notwithstanding anything else in this Section 3.07(a), if any agreement by its terms can be completed or terminated by Sellers (by providing notice of termination or otherwise) with an aggregate cost to the Sellers of less than $100,000, then such agreement shall not be considered a Material Contract.

          (b) Except as set forth as Schedule 3.07(b), each Material Contract is a valid and binding agreement of the Sellers, and to the Sellers' knowledge, the other party thereto and is in full force and effect, and none of the Sellers or, to the knowledge of the Sellers, any other party thereto is in default or breach in any material respect under the terms of any Material Contract and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a default or breach thereunder (except for defaults and breaches caused solely by filing the Chapter 11 Case or that will be cured pursuant to Section 1.03 of this Agreement). True and complete copies of each Material Contract have been delivered to the Purchasers.

     Section 3.08. Intellectual Property.

          (a) Schedule 308(a) of this Agreement contains a complete and accurate list of all registered trademarks, patents and copyrights owned or licensed by the Sellers as of the date hereof and used in the Business (the "Business Intellectual Property"). With respect to the trademarks and U.S. patents listed on Schedule 3.08(a), such schedule also specifies (1) the jurisdictions in which such trademarks or U.S. patents are registered or in which an application for registration has been filed; (2) the registration or application numbers; (3) with respect to the trademarks, the termination or expiration dates; and (4) whether the owner thereof is not one of the Sellers.

          (b) Schedule 308(b) sets forth a list of all licenses, sublicenses and other agreements as to which the Sellers are a party and pursuant to which any Person is authorized to use any Business Intellectual Property.

          (c) Except as set forth on Schedule 3.08(c), as of the date hereof, since January 1, 1999, no Seller has been a defendant in any action, suit or proceeding relating to, and has not received any written claim alleging that the Sellers are infringing upon the Intellectual Property of others. To the

     Sellers' knowledge, no other person is infringing upon any Business Intellectual Property and no Seller is infringing upon the Intellectual Property of any other Person except in each case as would not have a Material Adverse Effect. No Business Intellectual Property is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Sellers with respect to the Business or restricting the licensing thereof by the Sellers to any Person.

     Section 3.09. Required and Other Consents. Schedule 309 sets forth each agreement, contract, lease or other instrument binding upon Sellers that will constitute an Assumed Liability which requires the consent or other action by any Person as a result of the execution, delivery and performance of this Agreement, unless such document can be assumed and assigned without such consent under the Bankruptcy Code except such consents or actions as would not, individually or in the aggregate, have a Material Adverse Effect if not received or taken by the Closing Date.

     Section 3.10. Absence of Certain Changes. Except as disclosed in Schedule 310 or authorized by the Bankruptcy Court prior to the date hereof, since the Balance Sheet Date, the Business has been conducted in the ordinary course, and there has not been:

          (a) any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

          (b) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Acquired Asset which, individually or in the aggregate, has had or could reasonably be expected to have individually or in the aggregate a Material Adverse Effect;

          (c) any change in any method of accounting or accounting practice by the Sellers with respect to the Business except for any such change after the date hereof required by reason of a change in GAAP;

          (d) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to employees of the Business; or

          (e) any sale or other disposition of any material assets other than sales of products in the ordinary course of business.

     Section 3.11. Litigation and Proceedings. Schedule 3.11 contains an accurate list of all legal actions, suits and proceedings pending as of the date hereof against any Seller, whether or not stayed pursuant to Section 362 of the Bankruptcy Code. Except as described in Schedule 3.11, there is no action, suit, investigation or proceeding pending against or threatened against or affecting the Business or any Acquired Asset before any court or arbitrator or any government body, agency or official which (a) could reasonably be expected to have individually or in the aggregate, a Material Adverse Effect or (b) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

     Section 3.12. Compliance with Laws and Court Orders. The Business has since March 30, 1999 been conducted in compliance with all laws, statutes, rules, regulations, judgments, injunctions, orders or decrees applicable to the Acquired Assets or the conduct of the Business and since January 1, 1999 the Sellers have not received any written communication from a government authority that alleges that the Business has not been conducted in compliance with any laws, statutes, rules, regulations, judgements, injunctions, orders or decrees, except in each case for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 3.13. Products. None of the products produced or sold by the Sellers since January 1, 1998 in connection with the Business were adulterated, contaminated or misbranded, in any material respect, within the meaning of the Federal Food, Drug and Cosmetic Act, as amended (the "FDA Act"), or any other federal, state or local law, rule or regulation, nor will any of the same constitute articles prohibited from introduction into interstate commerce under the provisions of Section 302(d), 404, 405 or 505 of the FDA Act.

     Section 3.14. Inventories. Since the Balance Sheet Date, the inventories related to the Business have been maintained in the ordinary course of business. After giving effect to any applicable reserves, all of the inventories recorded on the Balance Sheet consist of, and all inventories related to the Business on the Closing Date will consist of, items of a quality usable or saleable in the normal course of the Business consistent with past practices and are and will be in quantities reasonable for the normal operation of the Business in accordance with past practice.

     Section 3.15. Receivables. All accounts receivable (other than receivables collected since the Balance Sheet Date) reflected on the Balance Sheet are valid and fully collectible in the aggregate amount thereof, subject to trade discounts, less any applicable reserves recorded on the Balance Sheet. All accounts receivable arising out of or relating to the Business at the Balance Sheet Date have been included in the Balance Sheet, in accordance with GAAP applied on a consistent basis.

     Section 3.16. Environmental Compliance. Seller has provided Purchasers with copies of the environmental reports and other documents listed on Schedule 3.16(a) (the "Environmental Reports"), which constitute all material environmental reports prepared by Sellers (or at Sellers' direction) and with respect to the Acquired Assets. Except for (x) matters disclosed in the Environmental Reports (provided that the amount of costs or damages that may arise from such matter are of substantially the same magnitude as those that would reasonably be likely to have been foreseen after reading the Environmental Reports), and (y) matters not so disclosed that would not (i) have a material adverse effect on the use or operations of the Real Property, (ii) require remediation involving material costs at the Real Property or (iii) result in a Material Adverse Effect, in connection with the operations of the Business or ownership, lease or operation of the Real Property (1) Sellers are in compliance with all applicable Environmental Laws and there are no liabilities arising in connection with or relating to the Sellers, the Real Property, Business or Acquired Assets of any kind whatsoever, whether accrued, contingent, absolute, determinable or otherwise, arising under or relating to any Environmental Laws;
(2) Sellers have received no written notices of violations or demand from any other person arising under such Environmental Laws and there are no governmental investigations pending or threatened regarding the Sellers' compliance with or liability under any Environmental Laws except, in each case for violations or demands which have been corrected or liability which has been resolved; (3) Sellers have all Environmental Permits required under Environmental Laws; (4) there are no Hazardous Substances on the Real Property which require any remediation or cleanup under applicable Environmental Laws; and (5) except as disclosed on Schedule 3.16(b) none of the Acquired Assets or the Real Property is located in New Jersey or Connecticut.

     Section 3.17. Conduct of Activities. Each Seller is a debtor in its Chapter 11 Case. All of the operations of the Business are operated by Sellers except for the operations of Trolli De Mexico which operates solely as a sales office for Trolli's sales in Mexico.

     Section 3.18. No Material Liabilities. There are no material liabilities which will be an Assumed Liability other than liabilities assumed pursuant to
Section 1.04(a), (b), (d) and (f).

     SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE ACQUIRED ASSETS, THE ASSUMED LIABILITIES OR

THE BUSINESS EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY MADE IN SECTION 3, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY OF THE ACQUIRED ASSETS, AND IT IS UNDERSTOOD THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT, BUYER TAKES THE ASSETS ON AN "AS IS" AND "WHERE IS" BASIS.

                                   ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     The Purchasers represent and warrant to the Sellers as follows:

     Section 4.01. Organization. Each Purchaser is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Purchaser is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification appropriate, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on such Purchaser's ability to complete the transactions contemplated by this Agreement.

     Section 4.02. Authority Relative to this Agreement. Each Purchaser has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery, and performance of this Agreement by the Purchasers and the consummation by the Purchasers of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by each Purchaser and (assuming this Agreement constitutes a valid and binding obligation of the Sellers) constitutes a valid and binding agreement of each Purchaser, enforceable against such Purchaser in accordance with its terms, except as enforceability against Purchasers may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, and other laws of similar application affecting creditors' rights generally against Purchasers from time to time, in effect and to general equitable principles.

     Section 4.03. Consents and Approvals. Except for consents, approvals or authorizations which may be required under the HSR Act, no consent, approval, or authorization of, or declaration, filing or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by the any Purchaser in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby.

     Section 4.04. No Violations. Assuming that the conditions set forth in
Article 6 shall have been satisfied, neither the execution, delivery or performances of this Agreement by the Purchasers, nor the consummation by the Purchasers of the transactions contemplated hereby, nor compliance by the Purchasers with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the articles or certificate of incorporation, as the case may be, or bylaws of the Purchasers, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension, or revocation) under any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which any Purchaser is a party or by which any Purchaser or the Purchasers' properties or assets may be bound or affected, (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Purchaser or the Purchasers' properties or assets, (d) result in the creation or imposition of any encumbrance on any asset of any Purchaser, or (e) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for any Purchaser to conduct its business as currently conducted, except in the case of clauses (b), (c), (d), and (e) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations that would not individually or in the aggregate have a material adverse effect on the Purchasers' ability to complete the transactions contemplated by this Agreement.

     Section 4.05. Brokers. Except for Warburg Dillon Read, no person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by the Purchasers in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchasers.

     Section 4.06. Financing. On the Closing Date, the Purchasers will have cash on hand or financing sufficient to deliver the Purchase Price to the Sellers.

                                   ARTICLE 5

                                   COVENANTS

     Section 5.01. Notice of the Section 363/365 Motion and Section 363/365 Order. The Sellers shall notify, as is required by the Bankruptcy Code, all parties entitled to notice of the Section 363/365 Motion, the Section 363/365 Order and/or the Section 363/365 Interim Order, as modified by orders in respect of notice which may be issued at any time and from time to time by the Bankruptcy Court.

     Section 5.02. Access and Information. After entry of the Interim Order, the Sellers shall afford to the Purchasers and to the Purchaser's financial advisors, legal counsel, accountants, consultants, financing sources and other authorized representatives reasonable access during normal business hours throughout the period prior to the Closing Date to the books, records, properties and personnel of the Sellers and, during such period, shall furnish as promptly as practicable to the Purchasers any and all such information as the Purchasers reasonably may request, including all pleadings and other documents or schedules filed with the Bankruptcy Court, provided that (a) such access does not unreasonably interfere with the normal operations of the Sellers or the Business (b) the Sellers need not disclose any competitively sensitive information, and (c) all requests for information and access to the Sellers' facilities, and all proposed contracts with Sellers' personnel shall be approved in advance (which approval shall not unreasonably be withheld) by its President, Steven Kaplan or its General Counsel, Brooks Gruemmer, Mike Alger, Mary Kaye Sinclair and Mitch Liss.

     Section 5.03. Books and Records.

          (a) If the Purchasers wish to dispose of or destroy any of the business records or files of the Business which are transferred to the Purchasers pursuant to this Agreement, they shall first give 60 days' prior written notice to the Sellers, and the Sellers shall have the right, at their option and expense, upon prior written notice to the Purchasers within such 60-day period, to take possession of such records and files within 90 days after the date of the notice from the Sellers.

          (b) The Purchasers shall allow the Sellers and any of their directors, officers, employees, counsel, representatives, accountants and auditors (collectively, the "Sellers' Representatives") access to all business records and files of the Sellers or the Business that are transferred to the Purchasers in connection herewith, which are reasonably required by such Sellers' Representatives in order to complete the Chapter 11 Case, during regular business hours and upon reasonable notice at the Sellers' former offices and the Sellers' Representatives shall have the right to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such a manner so as not to unreasonably interfere with the normal conduct of the Purchasers' business or operations. This Section 5.03 shall cease to be enforceable after Sellers complete the Chapter 11 Case. The provisions of Article 10 shall control access to records for the matters covered by Article 10.

     Section 5.04. Seven-Day Notice.

          (a) At any time between seven and eight days prior to the Auction (as defined in Exhibit E), Sellers may deliver to Purchasers a certificate (the "Seven-Day Notice") stating that the Sellers' representations and warranties in this Agreement are true and correct except as set forth therein. Sellers promptly shall provide such additional information relating to the matters included in the Seven-Day Notice (including full and prompt access to any of Sellers' officers, employees, consultants and professionals) as Purchasers reasonably may request, which shall be in addition to and not limited by any rights of Purchasers under Section 5.02.

          (b) If Sellers notify Purchasers that, subject to the Purchasers' affirmative response, Purchasers have made the Successful Bid (as defined in Schedule E), then Purchasers (promptly, but no later than 24 hours after being so notified) shall notify Sellers whether, based on the information provided to Purchasers pursuant to Section 5.04(a), Purchasers deem Section 6.03(a) as being satisfied. If within such 24-hour period the Purchasers shall not have delivered any notice to Sellers, then Purchasers shall be deemed to have waived the condition set forth in Section 6.03(a) with respect to the information set forth in the Seven-Day Notice.

          (c) Notwithstanding any affirmative response or deemed waiver by Purchasers under Section 5.04(b), if prior to Closing Purchasers learn any new or additional information relevant to the satisfaction of the condition set forth in Section 6.03(a), then whether such condition is satisfied shall be determined based on all information available at such time, including the matters disclosed in or pursuant to the Seven-Day Notice.

     Section 5.05. Additional Matters. Subject to the terms and conditions herein, except as provided by the Bankruptcy Code, the Bankruptcy Rules or any other orders entered or approvals or authorizations granted by the Bankruptcy Court in the Chapter 11 Cases, including any order contemplated by Section 7.01(ii) hereof, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, including under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents and approvals required under this Agreement. Without limiting the foregoing, the Purchasers and the Sellers shall (a) no later than five (5) business days after the execution of this Agreement, make all filings required under the HSR Act, (b) use their respective commercially reasonable efforts to seek early termination of the 15 days waiting period under the HSR Act, (c) respond promptly, but in no event in less than two (2) weeks, to any additional requests for information under the HSR Act and (d) take all other action necessary to expedite compliance with the HSR Act in order to consummate the transactions contemplated hereby.

     Section 5.06. Further Assurances. In addition to the provisions of this Agreement, from time to time after the Closing Date, the Sellers and the Purchasers will use all commercially reasonable efforts to execute and deliver such other instruments of conveyance, transfer or assumption, as the case may be, and take such other action as may be reasonably requested to implement more effectively the conveyance and transfer of the Acquired Assets to the Purchasers and the assumption of the Assumed Liabilities by the Purchasers. The Purchasers and each Seller hereby irrevocably consent to the personal and subject-matter jurisdiction of the Bankruptcy Court for all purposes necessary to effectuate this Section. Each Seller will seek to include in any plan of reorganization in any of the Chapter 11 Cases supported by it, provision for retained jurisdiction of the Bankruptcy Court to effectuate this Section 5.06, and will use commercially reasonable efforts to oppose any such plan of reorganization which fails to include such provisions.

     Section 5.07. Employees and Benefit Programs.

          (a) Employee Benefits Definitions. The following terms, as used herein, having the following meanings:

               "Approved Employee Orders" means the Orders approved by the Bankruptcy Court and listed as Item I. of Schedule 3.07(a).

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under
          Section 414 of the Code.

               "International Plan" means an employment, severance or similar contract, arrangement or policy (exclusive of any such contract which is terminable within 30 days without liability of the Sellers or any of its ERISA Affiliates), or a plan or arrangement providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (a) is not an Employee Plan or a Benefit Arrangement, (b) is maintained or contributed to by the Sellers or any ERISA Affiliate of Sellers and (c) covers any employee or former employee of the Sellers or any of their subsidiaries.

               "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section (37) of ERISA.

               "Non-Transferred Liabilities" has the meaning set forth in
          Section 5.07(d)(ii)

               "Post-Closing Employees" has the meaning set forth in Section 1.1 of the Transition Services Agreement.

               "Retained Employees" means the employees listed on Schedule 5.07(a).

               "Sellers' Employee Liabilities" means all liabilities, obligations and commitments arising out of or related to the employment (or termination of employment) by each Seller of all Active Employees who are not Retained Employees, including, but not limited to, any obligation or liability for (a) accrued but unpaid wages, salary, incentive or bonus compensation, vacation benefits and pay, or other compensation, (b) all claims for severance or other termination benefits, (c) all workers compensation claims, and (d) all claims under the agreements, arrangements and other policies promulgated by the Sellers pursuant to the Approved Employee Orders, provided, however, that Sellers' Employee Liabilities shall not include (i) employee tort claims or claims under federal and state employee discrimination or sexual harassment laws including claims under Title VII of the Civil Rights Act of 1964; (ii) amounts payable in excess of the amounts reflected in the Approved Employee Orders on the date hereof; (iii) Sellers' Retained Employee Liabilities, and (iv) Non-Transferred Liabilities.

               "Sellers' Retained Employee Liabilities" has the meaning set forth in Section 5.07(d)(i).

          (b) ERISA Representations. The Sellers hereby represent and warrant to the Purchasers that:

               (i) Schedule 5.07(b)(i) lists each "employee benefit plan", as such term is defined in Section 3(3) of ERISA, which (A) is subject to any provision of ERISA, (B) is maintained, administered or contributed to by the Sellers or any of their ERISA Affiliates and (C) covers any employee of the Business (hereinafter referred to collectively as the "Employee Plans") and (ii) lists each employment, severance or other similar contract and any material arrangement, policy, plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (D) is not an Employee Plan, (E) is entered into, maintained or contributed to, as the case may be, by the Sellers or any of their subsidiaries and (F) covers any U.S. employee of the Business. Such contracts, plans and arrangements are hereinafter referred to collectively as the "Benefit Arrangements."

               (ii) With respect to each Employee Plan, the Sellers have provided (or will prior to Closing provide) a true and complete copy of such plan document and the most recently filed Form 5500. Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement except where any such failure to do so would not, individually or in the aggregate, have a Material Adverse Effect.

               (iii) No Employee Plan is (x) a Multiemployer Plan, (y) an International Plan or (z) subject to Title IV of ERISA. None of the Sellers nor any of the Sellers' Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA that could become, after the Closing Date, an obligation of the Purchasers or any of their Affiliates.

               (iv)   Each Employee Plan which is intended to be qualified under
          Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Sellers have furnished to the Purchasers copies of the most recent Internal Revenue Service determination or notification letters with respect to each such Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan, except where any such failure to do so would not, individually or in the aggregate, have a Material Adverse Effect.

               (v) The Acquired Assets are not now nor will they after the passage of time be subject to any Lien imposed under Code Section 412(n) by reason of the failure of the Sellers or their Affiliates to make timely installments or other payments required by Code Section 412.

               (vi) With respect to the employees of the Business, there are no employee post-retirement medical or health plans in effect, except as required by Section 601 of ERISA and Purchasers shall have no responsibility for any such retiree benefits other than as set forth in Schedule 5.07(b)(vi).

               (vii) The Sellers have made available to Purchasers copies of all material Employee Plans or Benefit Arrangements. Except as disclosed in such copies, there has been no amendment to, written interpretation of or announcement (whether written or not written) by the Sellers relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the most recent fiscal year.

               (viii) Except as set forth on Schedule 5.07(b)(viii), no Transferred Employee will become entitled to any retirement, severance or similar benefit solely as a result of the transactions contemplated hereby.

               (ix) Except as set forth on Schedule 5.07(b)(ix), there is no contract, agreement, plan or arrangement covering any Transferred Employee that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Code Section 280G.

          (c)  Employees and Offers of Employment.

               (i) Schedule 5.07(c)(i) sets forth a true and complete list of the names, titles, and annual salaries of all employees of the Business whose annual base salary exceeds $100,000.

               (ii) The Purchaser shall assume, pay and perform all Sellers' Employee Liabilities. On the Closing Date, the Purchasers shall offer employment to all Active Employees of the Business; provided, that the Purchasers may terminate at any time after the Closing Date the employment of any employee who accepts such offer; provided, however, that the Purchasers are solely responsible for any WARN Act notification and any liability under the WARN Act for any failure to notify employees, if any, relating to any termination of any of the Active Employees on or after the Closing. For purposes of this Section 5.07, the term "Active Employee" shall mean any Person other than a Retained Employee who, on the Closing Date, is actively employed by the Sellers or who is on short-term disability leave, authorized leave of absence, military service or lay-off with recall rights as of the Closing Date (such inactive employees shall be offered employment by the Purchasers as of the date they return to active employment), but shall exclude any other inactive or former employee including any Person who has been on long-term disability leave or unauthorized leave of absence or who has terminated his or her employment, retired or died on or before the Closing Date. Any such offers shall be at such salary or wage and benefit levels that are substantially comparable in the aggregate to either (A) the wages and benefits (other than Benefit Arrangements implemented pursuant to the Approved Employee Orders) made available by Sellers to such Active Employees immediately prior to the Closing, or (B) the wages and benefits then made available by the Purchasers to similarly-situated employees and on such other terms and conditions as the Purchasers shall in its sole discretion deem appropriate; provided, however, (y) Purchaser shall be responsible for all Sellers' Employee Liabilities related to any employees that do not accept such offer, and (z) however that Purchasers are solely responsible for any WARN Act notification and any liability under the WARN Act for any failure to notify employees, if any, relating to any termination of any of the Active Employees on or after the Closing. The employees who accept and commence employment with the Purchasers are hereinafter collectively referred to as the "Transferred Employees". Except in connection with the

          Transition Services Agreement, the Sellers will not take, and will cause each of its subsidiaries not to take, any action which would impede, hinder, interfere or otherwise compete with the Purchasers' effort to hire any Transferred Employees. In addition, Purchasers shall assume Sellers' obligations to continue health benefits for the month in which the termination occurs for any employee who, during the 12 months ending on the Closing Date, has been terminated by the Company.

          (d)  Sellers' Employee Benefit Plans.

               (i) Except as provided in clause (e)(iv) below, the Sellers shall retain all obligations and liabilities under the Employee Plans, Benefit Arrangements or otherwise in respect of each Retained Employee and each Person who is not an Active Employee (including any beneficiary thereof ("Sellers' Retained Employee Liabilities")). Except as expressly set forth herein, no assets of any Employee Plan or Benefit Arrangement shall be transferred to the Purchasers or any of their Affiliates or to any plan of the Purchasers or any of their Affiliates. Accrued benefits or account balances of Transferred Employees under the Employee Plans and Benefit Arrangements shall be fully vested as of the Closing Date.

               (ii) With respect to the Transferred Employees (including any beneficiary or dependent thereof), the Sellers shall retain (A) all liabilities and obligations arising under any group life, accident, medical, dental or disability plan or similar arrangement that is insured to the extent that such liability or obligation relates to contributions or premiums accrued (whether or not payable), or to claims incurred (whether or not reported), on or prior to the Closing Date, (B) all liabilities and obligations arising under any worker's compensation arrangement to the extent such liability or obligation is insured and relates to the period prior to the Closing Date and (C) except to the extent provided in Section 5.07(e)(ii), all other liabilities and obligations arising under the Sellers' 401(k) Plans to the extent any such liability or obligation relates to the period prior to the Closing Date (the "Non-Transferred Liabilities").

          (e)  Purchasers Benefit Plans.

               (i) The Purchasers or one of their Affiliates will recognize all service of the Transferred Employees with the Sellers (or their predecessors) or any of their Affiliates, only for purposes of eligibility to participate in and to vest under those employee benefit plans, within the meaning of Section 3(3) of ERISA, in which the Transferred Employees are enrolled by the Purchasers or one of their Affiliates immediately after the Closing Date. The Purchasers shall cause all pre-existing condition exclusions under any medical and dental plans made available by the Purchasers to Transferred Employees to be waived in respect of such Employees. Expenses incurred by Transferred Employees under Seller's medical and dental plans during the year that includes the Closing Date shall be taken into account for purposes of satisfying deductible and coinsurance requirements and satisfaction of out-of-pocket provisions of the Purchasers medical and dental plans in which Transferred Employees participate for such year.

               (ii) Account balances as of the Closing Date of the Transferred Employees (including earnings thereon through the date of transfer) under Sellers' 401(k) Plans, shall be transferred, in cash, to a defined contribution plan of the Purchasers or one of their Affiliates. The Purchasers and Sellers shall use their best efforts to complete such transfer within 60 days of the Closing Date. Such transfer shall be effected in accordance with applicable law and regulations and the Purchasers shall make or cause to be made, and the Sellers shall make or cause to be made, any required filings in connection therewith. The Purchasers or one of their Affiliates may require, as a condition to the acceptance of any such transfer, evidence satisfactory to the Purchasers of the qualified status of the 401(k) Plans, including, if appropriate, a copy of a favorable determination letter from the Internal Revenue Service. Sellers may require, as a condition to making such transfer evidence satisfactory to Sellers of the qualified status of Purchasers' defined contribution plan, including a copy of a favorable determination letter form the Internal Revenue Service. In consideration of such transfer, the Purchasers or one of their Affiliates shall assume all liabilities to Transferred Employees under Sellers' 401(k) Plans. Each of the parties hereto shall pay its own expenses in connection with such transfer. Neither the Purchasers nor any of their Affiliates shall assume any other obligations or liabilities arising under or attributable to the Sellers' 401(k) Plans, the same to be retained or assumed by the Sellers.

               (iii) Purchasers shall make available to each Transferred Employee who did not receive a written agreement pursuant to the Approved Employee Orders and who is terminated during the 12-month period commencing on the Closing Date a severance benefit substantially comparable in the aggregate to the benefit made available to such Employee by the Sellers immediately prior to the Closing Date, which such benefit shall not exceed the greater of (x) 3 months of base salary or (y) one week of base salary for each year of employment (plus COBRA coverage as required under Sellers' severance policy).

               (iv) Purchasers shall make COBRA continuation coverage available under Purchasers' group health plans to each Retained Employees, Active Employees, former employees of Sellers whose employment with Sellers was terminated prior to Closing, and each of their qualified beneficiaries whose qualifying event occurred prior to or in connection with the Closing. For purposes of this paragraph, the foregoing terms shall have the meanings given to them under IRS regulations under Code Section 4980B.

          (f) No Third Party Beneficiaries. No provision of this Article shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Sellers or of any of their subsidiaries in respect of continued employment (or resumed employment) with either the Purchasers or the Businesses or any of their Affiliates and no provision of this Section 5.07 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement or any plan or arrangement which may be established by the Purchasers or any of their Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of the Purchasers or any of their Affiliates.

     Section 5.08. Public Announcements. The Purchasers and the Sellers shall consult with each other before issuing any press release or making any public statement or other public communication with respect to the Agreement or the transactions contemplated hereby. The Purchasers and the Sellers shall not issue any such press release or make any such public statement or public communication without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may, upon the advice of counsel, be required by law or any listing agreement with any national securities exchange.

     Section 5.09. Conduct of the Business. Except as otherwise provided herein or authorized by the Bankruptcy Court prior to the date hereof, from the date hereof until the Closing Date, the Sellers:

          (a) shall conduct the Business in the ordinary course and shall use commercially reasonable efforts to preserve intact the business organizations and relationships with third parties and to keep available the services of the present employees of the Business;

          (b) shall not take or agree to commit to take any action that they know would make any representation or warranty of Sellers hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date;

          (c) shall not offer credit terms or trade promotions to any Major Customers except in the ordinary course consistent with past practices with respect to the applicable product lines of Sellers (Trolli, General Line Candy, Fruit Snacks and Marshmallow) or except to the extent reasonably necessary to be competitive with competitors' product offerings; and

          (d) shall not, without Purchasers' Consent, enter into any contract (other than a purchase order or sale order entered into in the ordinary course) which requires aggregate payments of at least $500,000. "Purchasers' Consent" means the Purchasers's consent (which shall not unreasonably be withheld) to the matters described in clause (d) of this Section. Purchasers shall be deemed to have given such consent if they shall not have notified either of Brooks Gruemmer by e-mail (Gruemmer_b@favbrands.com) or facsimile (847-444-2123) or Steve Kaplan by e-mail (Kaplan_s@favbrands.com) or facsimile (847-444-2114) of their disapproval of such contract or arrangement not later than the end of the next business day after delivery of an e-mail communication to each of Rick Pace (Pacer@Nabisco.com) and Tom Whitten (Whittent@Nabisco.com) which sets forth the material terms and conditions of such contract or arrangement. If Purchasers disapprove of any such arrangement or contract pursuant to this clause (d), then any event, condition or matter that arises in connection with, or as a result of, such disapproval shall not in any manner (i) be deemed to be a breach of any of Sellers' representations, warranties, covenants or obligations under this Agreement, or (ii) constitute a Material Adverse Effect.

          As used in clause (c), "Major Customers" means the ten largest customers (as measured by dollar value of fiscal year 1999 sales) of each of Sellers' operating units (Trolli, General Line Candy, Fruit Snacks and Marshmallow).

     Section 5.10. Notices of Certain Events. The Sellers shall promptly notify the Purchasers of damage or destruction by fire or other casualty of any material Acquired Asset or in the event that any material Acquired Asset becomes the subject of any proceeding or, to the knowledge of the Sellers, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

     Section 5.11. No-shop Clause. From the date hereof until termination of this Agreement, the Sellers shall not, and will not permit any Person acting for or on behalf of the Sellers to, without the prior written consent of the Purchasers, solicit offers to buy the Business, provided that the Sellers may solicit "higher or better" offers for the Business pursuant to the procedures for soliciting "higher or better" offers approved by the Bankruptcy Court in the Interim Order to the extent required under the Bankruptcy Code. If the Sellers determine in good faith that a Competing Transaction presents a "higher or better" offer made for the Business, the Sellers shall have the right to enter into an agreement providing for the Competing Transaction and terminate this Agreement pursuant to Section 7.01(a)(ii).

     Section 5.12. Bankruptcy Court Approval of Interim Order.

          (a) The Sellers hereby confirm that it is critical to the process of arranging an orderly sale of the Sellers' assets to proceed by selecting the Purchasers to enter into this Agreement in order to present the Bankruptcy Court with arrangements for obtaining the highest realizable prices for such assets and that, without the Purchasers having committed substantial time and effort to such process, the estates of the Sellers would have to employ a less orderly process of sale and thereby both incur higher costs and risk attracting lower prices. Accordingly, the contributions of the Purchasers to the process have indisputably provided very substantial benefit to the estates of the Sellers. The Sellers acknowledge that the Purchasers would not have invested the effort in negotiating and documenting the transaction provided for herein and incurring duties to pay its outside advisors if the Purchasers were not entitled to the Break-up Fee plus reasonable fees and disbursements of its counsel incurred as a result of the Purchasers' attempt to purchase the Acquired Assets, if the Purchasers are not the successful bidder for the Acquired Assets.

          (b) As promptly as practicable after the date hereof, the Sellers and the Purchasers, as co-moving parties, shall file and serve motions with the Bankruptcy Court seeking:

               (i) an order approving the Break-Up Fee and all other payments to Purchasers arising under this Agreement as joint and several obligations of the Sellers having priority as an administrative expense in their cases before the Bankruptcy Court, the bidding procedures relating to the sale of the Acquired Assets under Sections 363 and 365 of the Bankruptcy Code, the adequacy of notice to creditors and parties in interest for the approval of the transactions contemplated hereby and setting a date for a hearing on the asset sale (the "Interim Order"); and

               (ii) an order authorizing the Sellers to sell the Acquired Assets to the Purchasers pursuant to this Agreement and Sections 363 and 365 of the Bankruptcy Code, free and clear of all Liens in or on the Acquired Assets (including any and all "claims and interests" in the Assets within the meaning of Section 363(f) of the Bankruptcy Code), other than Liens related to the Assumed Liabilities and Permitted Exceptions and otherwise free and clear of claims and liabilities, such that the Purchasers shall not, among other things, incur any liability as a successor to the Business and authorizing, among other things, the Sellers, pursuant to Section 365 of the Bankruptcy Code, to assume and to assign to the Purchasers the Section 365 Assumed Rights and authorizing the Sellers to enter into and to perform the Transition Services Agreement (the "Section 363/365 Order").

          (c) The Sellers shall use commercially reasonable efforts to obtain the Interim Order no later than October 31, 1999, and the Section 363/365 Order no later than December 31, 1999. The Interim Order shall be in the form attached to this Agreement as Exhibit C, the Section 363/365 Order shall be substantially in the form attached to this Agreement as Exhibit D (with such changes thereto proposed by the Sellers as the Purchasers in their sole discretion accepts), and the motions relating to the Interim Order and the Section 363/365 Order shall be in form and substance satisfactory to the Purchasers.

          (d) Subject to the Interim Order, the Sellers shall promptly make any filings, take all actions, and use commercially reasonable efforts to obtain any and all other approvals and orders necessary or appropriate for consummation of the transactions contemplated hereby, subject to their obligations to comply with any order of the Bankruptcy Court.

          (e) In the event an appeal is taken, or a stay pending appeal is requested or reconsideration is sought, from either the Interim Order or the Section 363/365 Order, the Sellers shall immediately notify the Purchasers of such appeal or stay request and shall provide to the Purchasers within one business day a copy of the related notice of appeal or order of stay or application for reconsideration. The Sellers shall also provide the Purchasers with written notice, (and copies of) any other or further notice of appeal, motion or application filed in connection with any appeal from or application for reconsideration of, either of such orders and any related briefs.

          (f) It is agreed that no Section 363/365 Order will be satisfactory unless it contains provisions reasonably satisfactory to Purchasers declaring (a) that the provision of Section 1.08(c) of the Asset Purchase Agreement providing for submission of certain disputes to independent accountants of nationally recognized standing shall be deemed to be a stipulation of submission to final and binding arbitration within the meaning of Bankruptcy Rule 9019(c), (b) that the engagement of such accountants under such Section 1.08(c) shall not be deemed to be a retention of professionals by Sellers within the meaning of Section 327 of the Bankruptcy Code and (c) that upon resolution of such dispute by such accountants Sellers and Sellers' attorneys shall be authorized and required to comply with such resolution and Sellers shall be authorized and required to pay compensation, if any, owed by Sellers, to such accountants, all without further order of the Bankruptcy Court.

     Section 5.13. Name Changes. Within 45 days after the Closing, the Sellers jointly and severally agree (a) to cause (1) Trolli, Inc. to change its name to "FBI Subsidiary No. 1" or some other name not using the word "Trolli" and (2) Sather Trucking Corporation to change its name to "FBI Trucking Corporation" or some other name not using the word "Sather" and (b) after the Closing, until papers are duly filed with the applicable Secretaries of State to effect such name changes, not to permit Trolli, Inc. or Sather Trucking Corporation to use its name in any way for the purpose of selling or marketing any product or service or otherwise in any manner which does or might compete with the Purchasers or, in any other way which, in the Purchasers's reasonable judgment, would, could or might be detrimental to the Purchasers's enjoyment of the rights and goodwill it sought when it paid for and acquired the assets of Trolli, Inc. or Sather Trucking Corporation.

     Section 5.14. Permits. Prior to the Closing Date, each Seller (1) shall use its reasonable best efforts to identify all material permits (including Environmental Permits) necessary to operate the Business from and after the

Closing Date, and (2) shall use its reasonable best efforts to obtain consents to the transfer of such material permits which are transferrable to Purchasers at or prior to Closing. Prior to and after the Closing, each Seller shall cooperate with Purchasers with respect to the transfer of all material permits.

     Section 5.15. State Environmental Transfer Statutes. Each Seller shall, to the extent necessary to transfer the Acquired Assets to Purchasers, comply with the disclosure requirements of any state environmental transfer statute, including, without limitation, the New Jersey Industrial Site Recovery Act, the Illinois Responsible Property Transfer Act and the Indiana Responsible Property Transfer Act, that are applicable as a result of the transactions contemplated hereby. Each Seller also agrees that, prior to providing any documents or information to the applicable governmental agency, Purchasers shall have the right to reasonably review and approve (such approval not to be unreasonably withheld) the form and substance of any such documents or information.

     Section 5.16. Bidding Procedures. Sellers (1) shall conduct the auction process in accordance with the Open Auction Procedures of the Bidding Procedures and (2) shall not amend, waive, modify or supplement in a material respect the Bidding Procedures except as set forth therein.

                                  ARTICLE 6

                              CONDITIONS PRECEDENT

     Section 6.01. Conditions Precedent to Obligation of the Sellers and the Purchasers. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

          (a) the Section 363/365 Order shall have been entered by the Bankruptcy Court and such order shall not have been stayed, modified, reversed or amended; and

          (b) the waiting period, if any, under the HSR Act shall have expired or been terminated.

     Section 6.02. Conditions Precedent to Obligation of the Sellers. The obligation of the Sellers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions:

          (a) the Purchasers shall have performed in all material respects their obligations under this Agreement required to be performed by the Purchasers at or prior to the Closing Date; and

          (b) the representations and warranties of the Purchasers contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made at and as of such date except as otherwise contemplated by this Agreement.

     Section 6.03. Conditions Precedent to Obligation of the Purchasers. The obligation of the Purchasers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions:

          (a) the Sellers shall have performed their obligations under this Agreement required to be performed by the Sellers at or prior to the Closing Date, and the representations and warranties of the Sellers contained in this Agreement shall be true as of the date hereof and on and as of the Closing Date, except, in each case, for (i) representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), (ii) breaches of representations or warranties that will be cured pursuant to Section
     1.03 of this Agreement, and (iii) breaches of such representations, warranties (disregarding all qualifications and exceptions contained therein related to materiality or Material Adverse Effect), covenants and obligations that, in the aggregate, would not have a Material Adverse Effect.

          (b) There shall be no injunction, order or decree of any nature of any court or government authority of competent jurisdiction that is in effect that prohibits or materially restrains the consummation of the transactions contemplated under this Agreement.

          (c) No statute, rule or regulation shall have been promulgated by any federal or state governmental authority which prohibits the consummation of the transactions contemplated by this Agreement.

                                ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

     Section 7.01.  Termination.

     This Agreement may be terminated:

               (i) by mutual written agreement of the Sellers and the Purchasers prior to the Closing Date;

               (ii) by Sellers or Purchasers if a Competing Transaction is approved by the Bankruptcy Court, whether or not in accordance with the bidding procedures attached hereto as Exhibit E as the same may be modified by order of the Bankruptcy Court (the "Bidding Procedures");

               (iii) at any time before the Closing, by the Purchasers if any of the conditions set forth in Section 6.01 or Section 6.03 shall have become incapable of fulfillment or cure and shall not have been waived by the Purchasers, provided that the Purchasers are not then in breach of this Agreement;

               (iv) at any time before the Closing, by the Sellers if any of the conditions set forth in Section 6.01 or Section 6.02 shall have become incapable of fulfillment or cure and shall not have been waived by the Sellers, provided that the Sellers are not then in breach of this Agreement.

               (v) at any time after March 31, 2000, by the Sellers if the Closing fails to occur on or before such date, unless such failure is due to the action or inaction of the Sellers;

               (vi) at any time after March 31, 2000, by the Purchasers if the Closing fails to occur on or before such date, unless such failure is due to the action or inaction of the Purchasers;

               (vii) by the Purchasers, at any time within 14 days after the earlier of (a) October 31, 1999 if the Interim Order has not been entered by the Bankruptcy Court, and (b) the date the Bankruptcy Court denies the Interim Order; if the Purchasers fail to terminate this Agreement within 14 days of such date, the Purchasers shall be deemed to have waived their rights under this Section 7.01(vii);

               (viii) at any time after December 31, 1999, by the Purchasers or the Sellers if by such date the Section 363/365 Order has not been entered;

               (ix) by the Sellers if the Closing has not occurred as the result of the Purchasers' failure to consummate the transactions contemplated by this Agreement within 10 days after the satisfaction of the conditions set forth in Sections 6.01 and 6.03, provided that Sellers are ready to close;

               (x) by the Purchasers if the Closing has not occurred as the result of the Sellers failure to consummate the transactions contemplated by this Agreement within 10 days after the satisfaction of the conditions set forth in Section 6.01 and 6.02, provided that Purchasers are ready to close; or

               (xi) by the Purchasers in the event of a material breach of the covenants contained in Section 5.16.

     Section 7.02. Effect of Termination. If this Agreement is terminated under
Section 7.01, written notice thereof will forthwith be given to the other party and this Agreement will thereafter become void and have no further force and effect and, except for those provisions that expressly survive the termination of this Agreement, all further obligations of the Sellers and the Purchasers to each other under this Agreement will terminate without further obligation or liability of the Sellers or the Purchasers to the other, except that:

          (a) each party will return all documents, workpapers and other material of any other party relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the party furnishing the same, and all confidential information received by any party to this Agreement with respect to the business of any other party will be treated in accordance with the Confidentiality Agreement between Nabisco, Inc. and Favorite Brands International, Inc.;

          (b) if this Agreement is terminated by Sellers pursuant to Section 7.01(ix), provided that the Sellers either have satisfied or are reasonably likely to satisfy the conditions set forth in this Agreement which are within the Sellers' control to satisfy, then the Purchasers shall be jointly and severally liable to the Sellers for any damages resulting from such breach and the Sellers will be entitled to retain the Good Faith Deposit plus interest credited thereon to apply towards such damages; and

          (c) if this Agreement is terminated pursuant to Section 7.01(ii), the Sellers, upon approval by Bankruptcy Court of a Competing Transaction, shall pay the Purchasers the Break-Up Fee;

          (d) if this Agreement is terminated by Purchasers pursuant to Section 7.01(x), provided that the Purchasers either have satisfied or are reasonably likely to satisfy the conditions set forth in this Agreement which are within the Purchasers' control to satisfy, then the Sellers shall be jointly and severally liable to Purchasers for any damages resulting from such breach.

                                   ARTICLE 8

                               GENERAL PROVISIONS

     Section 8.01. Survival of Representations, Warranties, and Agreements. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Closing Date. The covenants contained in Sections 1.03, 1.04, 1.05, 1.08, 1.09, 1.11, 5.03, 5.06, 5.07(c),
5.07(d), 5.07(e), 5.13, 5.15, 8.02, 8.03 and 10.03 shall survive the Closing.

     Section 8.02. Indemnity. The Sellers shall indemnify the Purchasers for any liability resulting from the payment by Purchasers anytime up to five business days before the Confirmation Date of Sellers' Plan of Reorganization of an Excluded Liability (a) that the Purchasers legally are compelled to pay or (b) that the Purchasers pay with consent of the Sellers.

     Section 8.03. Transfer Taxes. In accordance with section 1146(c) of the Bankruptcy Code, the making or delivery of any instrument of transfer under a plan confirmed under section 1129 of the Bankruptcy Code shall not be taxed under any law imposing a stamp tax or similar tax. The instruments transferring the Assets to the Purchasers shall contain the following endorsement:

            "Because this [instrument] has been authorized pursuant to Order of the United States Bankruptcy Court for the District of Delaware relating to a plan of reorganization of the Grantor, it is exempt from transfer taxes, stamp taxes or similar taxes pursuant to 11 U.S.C. (S)1146(c)."

In the event real estate transfer Taxes are required to be paid in order to record the deeds to be delivered to the Purchasers in accordance herewith, or in the event any such Taxes are assessed at any time thereafter, such real estate transfer Taxes incurred as a result of the transactions contemplated hereby shall be paid one-half by the Sellers and one-half by the Purchasers. In the event sales, use or other transfer Taxes are assessed at Closing or at any time thereafter on the transfer of any other Acquired Assets, such Taxes incurred as a result of the transactions contemplated hereby shall be paid by the Sellers. The Purchasers and the Sellers shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

     Section 8.04. Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of five

(5) business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

     (a)  If to the Purchasers, to

          Nabisco, Inc.
          7 Campus Drive, P.O. Box 311
          Parsippany, New Jersey 07054-0311
          Telecopy: 973-539-9150
          Attention: James A. Kirkman III
          Executive Vice President, General Counsel and Secretary

          with the copy (which shall not constitute notice) to:

          Davis Polk & Wardwell
          450 Lexington Avenue
          New York, New York 10017
          Telecopy: 212-450-4800
          Attention: Stephen H. Case, Esq.

               and

     (b)  If to the Sellers, to

          Favorite Brands International, Inc.
          2121 Waukegan Road
          Bannockburn, Illinois 60015
          Telecopy:  847-444-2114
          Attention: Steven Kaplan, President

          with the copy (which shall not constitute notice) to:

          Favorite Brands International, Inc.
          2121 Waukegan Road
          Bannockburn, Illinois 60015
          Telecopy:  847-444-2123
          Attention: Brooks Gruemmer, Esq.,
          Vice President of Administration and General Counsel with the copy (which shall not constitute notice) to:

          Skadden, Arps, Slate, Meagher & Flom (Illinois)
          333 West Wacker Drive, Suite 2100
          Chicago, Illinois 60606
          Telecopy: (312) 407-0411
          Attention: David S. Kurtz, Esq.

     Section 8.05. Descriptive Headings; Certain Terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references to "$" or dollars shall be to United States dollars and all references to "days" shall be to calendar days unless otherwise specified.

     Section 8.06. Entire Agreement, Assignment. This Agreement (including the Exhibits, and the other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties hereto and (b) shall not be assigned by operation of law or otherwise.

     Section 8.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the rules of conflict of laws of the State of Delaware or any other jurisdiction. The Purchasers and Sellers irrevocably and unconditionally consent to submit to the jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Agreement and the transactions contemplated thereby (and agree not to commence any litigation relating thereto except in the Bankruptcy Court).

     Section 8.08. Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses. The foregoing shall not affect the legal right, if any, that any party hereto may have to recover expenses from any other party that breaches its obligations hereunder.

     Section 8.09. Amendment. This Agreement and the Exhibits and Schedules thereto may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

     Section 8.10. Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     Section 8.11. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto.

     Section 8.12. Severability; Validity; Parties of Interest. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 8.13. Bulk Sales. The Purchasers hereby waive compliance by any of the Sellers with any bulk sales or other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

     Section 8.14. All Obligations Joint and Several. Whenever this Agreement provides for an obligation of "Seller" or "Sellers" such obligation shall be deemed to have been intended as, and to be interpreted and enforced as, a joint and several obligation of all Sellers. Whenever this Agreement provides for an obligation of "Purchaser" or "Purchasers" such obligation shall be deemed to have been intended as, and be interpreted and enforced as, a joint and several obligation of all Purchasers.

                                   ARTICLE 9

                                  DEFINITIONS

     Section 9.01. Defined Terms. As used herein, the terms below shall have the following meanings.

     "Acquired Assets" means the Section 363 Assigned Assets, the Section 365 Assumed Rights and the Intellectual Property.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.

     "Agreement" has the meaning set forth in Preamble.

     "Assumed Liabilities" has the meaning set forth in Section 1.04.

     "Balance Sheet" means the audited balance sheet of the Business as of June 26, 1999.

     "Balance Sheet Date" means June 26, 1999.

     "Bankruptcy Code" has the meaning set forth in the Recitals.

     "Bankruptcy Court" has the meaning set forth in the Recitals.

     "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedures, as amended.

     "Bidding Procedures" has the meaning set forth in Section 7.01(ii).

     "Break-Up Fee" means the fee payable by the Sellers jointly and severally to the Purchasers in the amount of $8,300,000 upon the approval by the Bankruptcy Court of a Competing Transaction.

     "Business" has the meaning set forth in the Recitals.

     "Chapter 11 Cases" has the meaning set forth in the Recitals.

     "Closing" has the meaning set forth in Section 2.01.

     "Closing Date" has the meaning set forth in Section 2.01.

     "Competing Transaction" means any transfer or other disposition or retention under a Chapter 11 plan of reorganization of all or substantially all of the Acquired Assets or any significant portion thereof, or any transfer of an ownership interest in, any one or more of the Sellers of, the Business or any significant portion thereof, in a single transaction or series of related transactions, provided that (i) the Purchasers have not theretofore terminated this Agreement pursuant to Section 7 hereof or (ii) the Bankruptcy Court has not theretofore declined to enter the Section 363/365 Order.

     "Designated Chapter 11 Costs" means all out of pocket fees and expenses incurred or owed in connection with the administration of Chapter 11 Cases including the U.S. Trustee fees, the fees and expenses of attorneys, accountants, financial advisors, consultants and other professionals retained by the Sellers, the Creditors' Committee, the postpetition lenders or the prepetition lenders incurred or owed in connection with the administration of the Chapter 11 Case (but specifically excluding ordinary course professionals as authorized by the Bankruptcy Court), and all out of pocket expenses of Sellers in connection with the transactions contemplated under this Agreement.

     "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or any agreement with any governmental authority or other third party, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

     "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the Business.

     "Excluded Assets" has the meaning set forth in Section 1.02.

     "Excluded Liabilities" has the meaning set forth in Section 1.05.

     "Financial Statements" has the meaning set forth in Section 3.04.

     "Hazardous Substances" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable corrosive, reactive or otherwise hazardous substance, waste or material or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

     "HSR Act" has the meaning set forth in Section 3.03.

     "including" shall always be read as "including without limitation".

     "Intellectual Property" means all trademarks, service marks, trade names, logos, computer software, mask work, invention, patent, trade secret, copyright, technology, processes, inventions, proprietary data, formulae, research and development data, computer software programs, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

     "Leases" means the Sellers' material real property leases to which the Sellers are a party related to the operation of the Business.

     "Lien" means any interest in the Acquired Assets by a Person other than the Sellers, including any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of any Acquired Asset.

     "Material Adverse Effect" means any event, condition or matter in respect of the operation of the Business, the Acquired Assets and the Assumed Liabilities that in the aggregate will result in or have a material adverse effect on the business, Assumed Liabilities, Acquired Assets, financial condition or results of operations of the Business. Purchasers acknowledge that there may be a disruption to the Business as a result of the execution of this Agreement, the announcement by Purchasers of their intention to purchase the Business or the announcement by Sellers of their intention to sell the Business, or the consummation of the transactions contemplated hereby, and Purchasers agree that such disruptions do not and shall not constitute a Material Adverse Effect.

     "Permitted Exceptions" means imperfections of title, restrictions or encumbrances, if any, that (a) cannot be released or cured under the Bankruptcy Code pursuant to a sale of assets under Sections 363 or 365 of the Bankruptcy Code and that either (i) would not involve material costs to correct or remove or (ii) do not materially impair the use and operation of such asset in the Business as currently conducted or (b) are caused solely by Purchaser.

     "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Purchase Price" has the meaning set forth in Section 1.06(a).

     "Purchasers" has the meaning set forth in the Preamble.

     "Retained Employees" has the meaning set forth in Section 5.07.

     "Section 365 Assumed Rights" has the meaning set forth in Section 1.01(b).

     "Section 363/365 Motion" means the motion filed by the Sellers in the Case seeking entry of the Section 363/365 Order.

     "Section 363/365 Order" has the meaning set forth in Section 5.12.

     "Sellers" has the meaning set forth in the Preamble.

     "Transition Services Agreement" has the meaning set forth in Section 1.10.

     "Transferred Employees" has the meaning set forth in Section 5.07.

     "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988.

                                  ARTICLE 10

                                  TAX MATTERS

     Section 10.01. Tax Definitions. The following terms, as used herein, have the following meanings:

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Pre-Closing Tax Period" means (1) any Tax Period ending on or before the Closing Date and (2) with respect to a Tax Period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

     "Tax" and, with correlative meaning, "Taxes" means (1) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding on amounts paid to or by the Sellers, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), or (2) liability for the payment of any amounts of the type described in (1) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

     Section 10.02. Tax Matters. The Sellers hereby represent and warrant to the Purchasers that:

          (a) Except to the extent, if any, constrained by the pendency of their respective Chapter 11 Cases, or reserved for on the Balance Sheet, the Sellers have timely paid all Taxes, and all interest and penalties due thereon and payable by it for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Acquired Asset (that would not be released pursuant to the Section 363/365 Order) or would otherwise have a Material Adverse Effect.

          (b) The Sellers have established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of all Tax liabilities, assessments, interest and penalties which arise from or with respect to the Acquired Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period (that would not be released pursuant to the Section 363/365 Order), the non-payment of which would result in a Lien on any Acquired Asset, or would otherwise have a Material Adverse Effect.

          (c) Except as reserved for on the Balance Sheet, there is no claim, action, audit or other proceeding now pending or threatened in writing asserting that any Seller is liable for sales or use Tax in any jurisdiction other than a jurisdiction in which such Seller is currently filing sales or use Tax returns, as the case may be.

     Section 10.03. Tax Cooperation.

          (a) The Purchasers and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Acquired Assets (including access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Purchasers shall retain all books and records with respect to Taxes pertaining to the Assets and Taxes described in clause (d) of Section 1.04 for a period of at least six years following the Closing Date. Sellers shall retain any records retained by Sellers related to Taxes until liquidation. Each party shall provide the other with at least ten days prior written notice before destroying or transferring custody of any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.

          (b)  Any Tax return relating to Taxes described in clause (i) of
     Section 1.04 and required to be filed by any Seller shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method.

      [Remainder of page intentionally blank; next page is signature page]

     IN WITNESS WHEREOF, the Sellers and the Purchasers have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.

                                       FAVORITE BRANDS
                                         INTERNATIONAL HOLDING
                                         CORP.

                                       By:  /s/ Steven F. Kaplan
                                          ------------------------------
                                          Name: Steven F. Kaplan
                                          Title: President


                                       FAVORITE BRANDS
                                         INTERNATIONAL, INC.

                                       By:  /s/ Steven F. Kaplan
                                          ------------------------------
                                          Name: Steven F. Kaplan
                                          Title: President


                                       SATHER TRUCKING CORPORATION

                                       By:  /s/ Steven F. Kaplan
                                          ------------------------------
                                          Name: Steven F. Kaplan
                                          Title: President

                                       TROLLI, INC.

                                       By:  /s/ Steven F. Kaplan
                                          ------------------------------
                                          Name: Steven F. Kaplan
                                          Title: President


                                       NABISCO, INC.

                                       By:
                                          ------------------------------
                                          Name:
                                          Title:

     IN WITNESS WHEREOF, the Sellers and the Purchasers have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.

                                       FAVORITE BRANDS
                                         INTERNATIONAL HOLDING
                                         CORP.

                                       By:
                                          ------------------------------
                                          Name:
                                          Title:


                                       FAVORITE BRANDS
                                         INTERNATIONAL, INC.

                                       By:
                                          ------------------------------
                                          Name:
                                          Title:


                                       SATHER TRUCKING CORPORATION

                                       By:
                                          ------------------------------
                                          Name:
                                          Title:

                                       TROLLI, INC.

                                       By:
                                          ------------------------------
                                          Name:
                                          Title:


                                       NABISCO, INC.

                                       By:  /s/ James A. Kirkman, III
                                          ------------------------------
                                          Name: James A. Kirkman, III
                                          Title: Executive Vice President
                                                  & General Counsel

                                            NABISCO BRANDS COMPANY

                                            By:  /s/ Kathleen J. Gallagher
                                               ------------------------------
                                               Name: Kathleen J. Gallagher
                                               Title: President


                                            NABISCO TECHNOLOGY COMPANY

                                            By:  /s/ Kathleen J. Gallagher
                                               ------------------------------
                                               Name: Kathleen J. Gallagher
                                               Title: President

                             Schedules and Exhibits


     Pursuant to Item 601 of Regulation S-K, the Registrant has not filed copies of the Schedules and Exhibits to the Agreement. The Registrant intends to provide copies of such Schedules and Exhibits to the Commission upon request.

                                     -47-